Exhibit 19.1

Insider Trading Policy

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Introduction This Policy concerns the handling of Material, Nonpublic Information relating to Crawford & Company (the "Company") or other companies with which we deal and with respect to transactions in the Company’s and such other companies’ securities.

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Policy Applicability of Policy

The Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company, such as exchange-traded options.

The Policy applies to all officers of the Company, all members of the Company's Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries, affiliates and other business units who receive or have access to Material Nonpublic Information regarding the Company. Each provision of this policy that applies to the persons described in the preceding sentence also applies to:

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members of their immediate families with whom they share a household;
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other persons with whom they share a household;
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persons who principally rely on the employee, officer or director for their financial support, regardless of where those persons reside; and
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any person or entity over which they have control or influence with respect to a transaction in securities (i.e., a trustee of a trust or an executor of an estate).

All of the persons described above are referred to in this Policy as "Insiders." This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if:

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a reasonable investor would consider it important in making a decision on whether to buy, sell or hold the security;

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Exhibit 19.1

Insider Trading Policy

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a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the company that issued the security; or
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the information could reasonably be expected to have a substantial effect on the price of the security.

Information is nonpublic until it has been “publicly disclosed,” meaning that it:

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is published in such a way as to provide broad, non-exclusionary distribution of the information to the public; and
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has been in the public domain for a sufficient period of time to be absorbed by the market and reflected in the price of the related securities.

Examples of public disclosure include the issuance of a press release or the filing of an appropriate report with the U.S. Securities and Exchange Commission (the “SEC”). Information is generally considered to be “nonpublic” until the expiration of a period of two full trading days after the information is released to the general public. However, this period varies depending on the type of information released, the market’s expectations relating to the subject matter of the release, and the market’s reaction after the information is released.

Examples of material, nonpublic information might include information about:

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the Company’s financial or operating results, whether for completed periods or relating to expectations for future periods;
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the gain or loss of a substantial supplier or customer or any significant change in the business relationship with such a business partner;
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the timing of completion or opening of a property;
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identification of a new development opportunity or commencement of development activities for a property;
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the Company entering into or the termination of any significant contract;
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a material impairment or change in the value of the Company’s assets;
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the filing of litigation or claims against the Company, developments in pending litigation, or other contingent liabilities affecting the Company;
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negotiation of a joint venture, merger or acquisition;
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news of a significant sale of assets;
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changes in top management;
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significant labor negotiations or disputes;
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significant accounting developments;
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changes in dividend policies;
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the declaration of a stock split; and
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the offering of additional securities.

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Exhibit 19.1

Insider Trading Policy

Information may be material whether it is favorable or unfavorable to the Company. The list of examples provided above is merely illustrative, and there are many other types of information and events that may be material at any particular time, depending on the circumstances.

Where there is any possibility that certain information may be considered “material,” you should treat it as such, and you are obligated to confer with the Company’s General Counsel for a definitive ruling.

General Policy

It is the Policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

Trading on Material Nonpublic Information

No Insider shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, while in possession of Material Nonpublic Information concerning the Company.

Tipping

No Insider shall disclose ("tip") Material Nonpublic Information to any other person (including family members) where such information may be used by such person (or someone known to such person) to his or her profit by trading in the securities or companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company's securities.

Confidentiality of Nonpublic Information

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Prohibitions on Certain Transactions

Because of the unique potential for abuse of Material Nonpublic Information, it is also the Company’s policy that officers and directors of the Company may not engage in “short sales” of the Company’s securities. “Short sales” are those sales in which the seller attempts to profit from an anticipated drop in market price by selling securities he does not own and covering the sales with securities bought after the price declines. Short sales and buying or selling puts or calls (including “covered calls”) or other derivative securities are prohibited. Officers and directors also are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds, and

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Exhibit 19.1

Insider Trading Policy

options) that are designed to hedge or offset any decrease in the market value of the Company’s securities that are held directly or indirectly by an officer or director. Officers and directors of the Company also are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. Officers and directors of the Company are also prohibited from entering into any other transaction or arrangement in such person may be called upon to supply or acquire the Company’s securities at a time or upon an event not within the control of such person unless such transaction or arrangement has been approved by the Board of Directors. The reason for these prohibitions is that such officers or directors may be called upon to participate in the transaction or arrangement at a time that that individual possesses inside information, thereby putting both the Company and the Insider at risk of violating statutes or regulations concerning insider trading in the Company’s securities with no way to avoid such a violation. The above restrictions also apply to each officer’s and director’s spouse, other persons living in such person’s household and minor children, and entities over which such person exercises control.

Potential Criminal and Civil Liability and/or Disciplinary Action

Liability for Insider Trading

Insiders may be subject to both significant fines and prison terms for engaging in transactions in the Company's securities at a time when they have knowledge of nonpublic information regarding the Company.

Liability for Tipping

Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

Possible Disciplinary Actions

Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include, but not be limited to, ineligibility for future participation in the Company's equity incentive plans and/or termination of employment.

Guidelines

Pre-clearance of Trades

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Exhibit 19.1

Insider Trading Policy

The Company has determined that all officers and directors of the Company should refrain from trading in the Company's securities without first complying with the Company's "pre-clearance" process. Each officer and director must obtain approval from the Company's General Counsel (or, if none, to the Company’s Chief Financial Officer) prior to commencing any transaction (including any gift) in the Company's securities. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children, and by entities over which such person exercises control. The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from certain employees, consultants and contractors other than and in addition to officers and directors. Unless revoked (or subject to cutoff upon closing of a trading window), a grant of approval will normally remain valid until the close of trading two business days following the day on which approval was granted. If the transaction does not occur during such two-day period, pre-clearance must be re-requested.

Mandatory Trading Window for Officers, Directors and Certain Employees, Recommended For All Employees.

All directors, officers and employees having access to the Company's internal financial statements or other Material Nonpublic Information shall refrain from conducting transactions involving the purchase or sale of the Company's securities other than during the period (the "trading window") described below. It is expected that the securities market’s trading window generally will open two full trading days after our quarterly release of earnings and will close two weeks prior to the end of the following quarter. For example, if our first quarter were to end on March 31, and we were to release information regarding our results after the close of business on April 20, the trading window would open on the morning of April 23, and would remain open through June 16. However, you should not expect that the window will open on any particular date or remain open for any minimum period of time. Significant corporate developments may require changes to the schedule, including closing the window at the Company’s option at any time. If the Company closes a trading window, the Company will provide all Insiders with notification that the trading window has closed until further notice is provided.

From time to time, the Company may also recommend or require that directors, officers, selected employees, and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company's securities during such period and should not disclose to others the fact of such suspension of trading.

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Exhibit 19.1

Insider Trading Policy

All employees, whether or not subject to the trading windows or pre-clearance procedures described in this Policy, are reminded that the safest time for transactions in Company securities will generally be a few days after the release by the Company of financial information relating to a completed quarter. The appearance of improper trading may increase as the Company approaches the end of the next fiscal quarter.

It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company's securities, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company's securities during the trading window should not be considered a "safe harbor," and does not negate the need for officers and directors to obtain pre-clearance of transactions. All directors, officers and other persons should use good judgment at all times.

Individual Responsibility

Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has a mandatory trading window for that Insider or any other Insiders of the Company.

An Insider may, from time to time, have to forgo a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forgo anticipated profit by waiting. While this might be unfortunate for the individual Insider, it is important that employees abide by the provisions of this Policy.

Any employee with any questions regarding trading in the Company's securities should contact the Company’s General Counsel.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company's business partners. All employees should treat Material Nonpublic Information about the Company's business partners with the same care required with respect to information related directly to the Company.

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Exhibit 19.1

Insider Trading Policy

Certain Exceptions

For purposes of this Policy, the Company considers the exercise of stock options for cash under the Company's stock option plans or the purchase of shares under the Company's employee stock purchase plan (but, in each case, not the sale of any such shares) exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

The trading restrictions in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:

(i)
has been reviewed and approved at least one month (the “cooling-off period”) in advance of any trades thereunder by the Company’s General Counsel (or, if materially revised or amended, such revisions or amendments have been reviewed and approved by the Company’s General Counsel at least one month in advance of any subsequent trades), provided however that the cooling-off period applicable to officers and directors shall continue until the later of (i) 90 days after the adoption or modification of the such Approved 10b5-1 Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter such Approved 10b5-1 Plan was adopted or modified, but in no event shall the cooling-off period exceed 120 days;

(ii)
was entered into in good faith by the Insider at a time when the Insider was not in possession of Material Nonpublic Information about the Company, such Insider will continue to act in good faith throughout the duration of such plan, and such plan is not part of a scheme to evade the prohibitions of Exchange Act Rule 10b5-1;

(iii)
is the only Rule 10b5-1 plan entered into by the Insider with respect to purchases or sales of the Company’s securities, and such plan does not employ multiple trading arrangements, such as but not limited to, trading arrangements designed to exploit Material Nonpublic Information by setting up trades timed to occur around dates on which the Company will likely release Material Nonpublic Information (such as earnings releases); and

(iv)
gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any Material Nonpublic

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Exhibit 19.1

Insider Trading Policy

Information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Additional Information - Directors and Officers

Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the U.S. Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company's securities within a six-month period must disgorge all profits (which includes the avoidance of a loss) to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company's option plans, or the exercise of that option, nor the receipt of stock under the Company's employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company's stock.

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Scope This policy applies to all Crawford employees. Failure to comply with this policy may result in disciplinary action up to and including termination.

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Contact For more information on this policy, contact the General Counsel or the Global Ethics and Compliance Office.

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